EXHIBIT 99.1

National Western Life Group, Inc. Announces Agreement to Acquire Ozark National Life Insurance Company

Austin, Texas, October 4, 2018 - Ross R. Moody, Chairman, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today that its wholly owned subsidiary, National Western Life Insurance Company (“National Western” or “NWLIC”), has entered into a Stock Purchase Agreement to acquire Ozark National Life Insurance Company (“Ozark National”) and N.I.S. Financial Services, Inc. (“N.I.S.”). The transaction is expected to close during the first quarter of 2019, subject to customary closing conditions, including regulatory approval. Mr. Moody stated, “The acquisition of Ozark National represents another positive step towards achieving National Western’s strategic growth plans to expand its life insurance sales.”

Kitty Kennedy Nelson, President and Chief Operating Officer of NWLIC, said, “We are excited to welcome Ozark National into the National Western family. We believe this acquisition will complement and strengthen National Western by enhancing life premium through Ozark National’s innovative life products and dedicated agent force.”

Ozark National and N.I.S., both based in Kansas City, Missouri, are wholly owned subsidiaries of CNS Corporation. Founded in 1964, Ozark National does business in thirty states and has life insurance inforce of over $6 billion. N.I.S. is an affiliated broker-dealer of Ozark National.

Under the terms of the Stock Purchase Agreement, NWLIC will pay CNS Corporation cash in an aggregate amount of approximately $203 million, subject to certain adjustments, in exchange for all of the outstanding stock of Ozark National and N.I.S. Financial Services, Inc.

National Western Life Group, Inc. (“Company”) is the parent organization of NWLIC. Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 286 employees and approximately 31,300 contracted independent agents, brokers, and consultants. At June 30, 2018, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.8 billion, and life insurance inforce of $19.4 billion.

Merger & Acquisition Services, Inc., served as the financial advisor to NWLIC.

Caution Regarding Forward-Looking Statements
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include the risks that the Company will be unable to successfully close and integrate the acquisition of Ozark National and that Ozark National may be unable to continue growing and achieving profitability, as well as other factors that can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements are made, and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.